ASSET PURCHASE AGREEMENT

                                 by and between

                        CONDOR D.C. POWER SUPPLIES, INC.,

                                as the Purchaser,

                                       and

                 TODD PRODUCTS CORP., and TODD POWER CORPORATION

                                 as the Sellers

                           Dated: as of July 13, 1999

         THIS ASSET PURCHASE AGREEMENT dated as of the 13th day of July, 1999 (this "AGREEMENT") is by and between Condor D.C. Power Supplies, Inc., a California corporation (the "PURCHASER"), and Todd Products Corp., a New York corporation, and Todd Power Corporation, a New York corporation (the "SELLERS").

                                    RECITALS
                                    --------

         WHEREAS, the Sellers are engaged in the business of designing, manufacturing and distributing power supplies and related equipment (the "BUSINESS"); and

         WHEREAS, the Sellers desire to sell to the Purchaser the Business and substantially all of the assets and properties related thereto, and the Purchaser desires to acquire the Business and such related assets and properties, upon the terms, in the manner and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                         PURCHASE AND SALE OF THE ASSETS

         SECTION 1.1. THE CLOSING. The sale and transfer of the Assets (as defined herein) and the consummation of all of the other transactions contemplated by this Agreement (the "CLOSING") shall occur at the offices of Cummings & Lockwood, Four Stamford Plaza, Stamford, Connecticut, at 10:00 a.m., Eastern Standard Time, on July 31, 1999, unless the Purchaser and the Sellers mutually agree upon another method, time and place (the "CLOSING DATE"). At the Closing, the Sellers and the Purchaser shall exchange certificates, instruments and other documents required to be delivered under
Article VI hereof.

         SECTION 1.2. PURCHASE AND SALE OF THE ASSETS. At the Closing, the Sellers shall sell, assign and transfer to the Purchaser, free and clear of all liens, pledges, security interests, mortgages, claims, debts, charges, agreements or other encumbrances or restrictions on transfer of any kind whatsoever (collectively, the "ENCUMBRANCES") except as expressly assumed by Purchaser as provided herein, all of their property, rights, privileges and interests, whether tangible or intangible, real, personal or mixed, that are held or leased or used in connection with the Business, other than the Excluded Assets as defined in Section 1.3 below (the "ASSETS"). The Assets shall include, without limitation, all of Sellers' rights and interests in their:

             (a) tangible personal property, including, without limitation, work in process, inventory, furniture and equipment;

             (b) real property, if any, including, without limitation, fixtures;

             (c)  leasehold  interests,   some  or  all  of  which  may  require
landlords' consents, which consents will be delivered at Closing;

             (d) contracts (subject to the limitations on liabilities as hereafter provided) which are to be assumed by Purchaser;

             (e) licenses and permits, some or all of which may require consent to assignment;

             (f) patents, trademarks and intellectual property, some or all of which may require consent to assignment;

             (g) prepaid expenses;

             (h) accounts receivable;

             (i) customer lists and account information;

             (j) goodwill; and




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             (k) copies of files, books and records.

         SECTION 1.3. EXCLUDED ASSETS. The following assets of the Sellers are expressly excluded from the Assets and shall not be sold, assigned, transferred or delivered to the Purchaser hereunder (collectively, the "EXCLUDED ASSETS"):

             a) the corporate minute books and stock record books of the Sellers;

             b) any rights the Sellers may have to enforce the obligations of the Purchaser pursuant to this Agreement and any and all agreements, certificates, instruments and other documents related to this Agreement (the "RELATED DOCUMENTS");

             c) the books of account and any other corporate records of the Sellers;

             d) the accounts receivable from Mrs. Kathleen Todd representing life insurance premiums paid by the Sellers prior to the Closing (provided that after the Closing the Purchaser shall have no further obligation to fund such life insurance);

             e) any tax refunds due the Sellers; and

             f) the stock of Todd Power Corporation and of Oryx de Mexico de C.V ("Oryx").

         SECTION 1.4. ASSUMED LIABILITIES. At the Closing, the Purchaser shall assume the following obligations and liabilities of the Sellers which were related to the Business (the "ASSUMED LIABILITIES"):

             (a) $7,330,000 of

                 (i) payables incurred by the Sellers prior to the Closing Date in connection with (y) the Material Contracts listed on SCHEDULE 3.12(A) of the Disclosure Schedule and/or (z) the Ordinary Course Contracts (as defined in
Section 3.12(a)); and/or




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




                 (ii)  Debt  Contracts   listed  on  SCHEDULE   3.12(B)  of  the
Disclosure Schedule; provided that Purchaser shall be required to assume all obligations of each Seller for borrowed money pursuant to this Section 1.4(a)(ii) prior to assuming any obligation of any Seller for any payable pursuant to Section 1.4(a)(i).

                 (iii) the obligations to be assumed above shall be satisfied in the ordinary course of business, provided that the liabilities in Section 1.4(a)(i) shall be satisfied at Closing and the liabilities in Section 1.4(a)(ii) due and payable at the time of Closing shall be paid within five (5) business days.

         All other obligations incurred prior to the Closing Date in connection with Material Contracts or Ordinary Course Contracts or Debt Contracts shall be and remain an Excluded Liability and shall be discharged and satisfied in full by the Sellers.

             (b) all liabilities of the Sellers which become performable or payable subsequent to the Closing Date in connection with the Material Contracts listed on SCHEDULE 3.12(A) of the Disclosure Schedule which are expressly noted on such schedule as being assumed by Purchaser (in all cases excluding any Existing Litigation).

             (c) all liabilities of the Sellers which become performable or payable subsequent to the Closing Date in connection with Ordinary Course Contracts (as defined in Section 3.12(a) (in all cases excluding any Existing Litigation).

             (d) $90,000 of catalogue liability accrued by the Sellers prior to the Closing in the ordinary course of business.

             (e) $75,000 of sales commissions accrued by the Sellers prior to the Closing in the ordinary course of business.

             (f) one-half of the accounting firms bill in connection with the current audit of all of the Sellers' businesses, provided that (i) Purchaser is entitled to select the accounting firm and (ii) such cost to Purchaser will not exceed $60,000.




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




             (g) all obligations of Sellers arising out of or incurred in connection with warranty claims for products manufactured or sold by Sellers at any time prior to the Closing Date. Notwithstanding the Purchaser's assumption of the Assumed Liabilities, the Purchaser may seek indemnification from the Sellers for any and all Losses (as defined below) resulting from a breach of any of their representations and warranties hereunder.

         SECTION 1.5. EXCLUDED LIABILITIES. Except for the Assumed Liabilities specifically set forth in Section 1.4 above, the Purchaser shall not assume or be deemed to have assumed any debts, liabilities or obligations of any kind, character or nature, whether known or unknown, fixed, contingent, absolute or otherwise, arising or made prior to, on or after the Closing Date, of the Sellers and their affiliates, or relating to or arising from the Assets or the conduct of the Business on or prior to the Closing Date (each an "EXCLUDED
LIABILITY" and collectively, the "EXCLUDED LIABILITIES") as a result of or in connection with the Purchaser's purchase of the Assets or its consummation of the transaction contemplated by this Agreement.

         From and after the Closing, the Sellers shall discharge and satisfy all Excluded Liabilities.

                                   ARTICLE II.

                           CONSIDERATION FOR TRANSFER

         SECTION  2.1.  PURCHASE  PRICE.  Subject to any  increase  required  by
Section 2.3 of this Agreement, the aggregate purchase price to be paid by the Purchaser in consideration of the sale, assignment, transfer and delivery by the Sellers of the Assets and the other transactions contemplated by this Agreement (the "PURCHASE PRICE") shall be Three Million Seven Hundred Thousand Dollars ($3,700,000).




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




         SECTION 2.2. PAYMENT OF THE PURCHASE PRICE.

                 (i) At the Closing, the Purchaser shall pay and deliver the Purchase Price by delivery to the Sellers of Three Million Seven Hundred Thousand Dollars ($3,700,000) by wire transfer in immediately available funds (the "CASH PAYMENT") less any sums due pursuant to a certain promissory note of even date herewith in the original principal amount of Two Hundred Ninety Two Thousand ($292,000) between Sellers and Purchaser and less the payments to be made as set forth in Section 2.2(ii).

                 (ii) At the Closing, Sellers shall satisfy the following liabilities to the reasonable satisfaction of Purchaser:

             (a) all amounts for rent then due and payable (excluding any obligations for Sellers' facility in Mt. Prospect, Illinois);

             (b) all amount then due and payable for medical claims;

             (c) all amounts then due and payable for Sellers' 401(k) program;

             (d) all accruals for real estate taxes due and payable;

             (e) all amounts then due and payable for payroll taxes;

             (f) all amounts then due and payable for vacation benefits for Sellers' employees;

             (g)  all  amounts   then  due  and   payable   for  child   support
garnishments;

             (h) all amounts then due and payable with respect to Oryx de Mexico, S.A. de C.V.; and

             (i) all of the sales commissions then due and payable not expressly assumed by Purchaser.

         SECTION 2.3. Earn-out Payment. The Purchaser shall pay to the Sellers an earn-out payment (the "EARN-OUT PAYMENT") based upon the Net Sales (as herein defined) of the business acquired hereunder (the "ACQUIRED BUSINESS") as follows:




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



              Net Sales                                     Earn-out Payment
              ---------                                     ----------------

At least $30,000,000, but less                                $1,000,000.00
than $35,000,000                 -

At least $35,000,000, but less                                $3,000,000.00
than $40,000,000                 -

$40,000,000 or more              -                            $5,000,000.00

         "NET SALES" shall mean gross sales, less all discounts, returns, rebates and other adjustments in accordance with GAAP, received by the Acquired Business (i.e., all sales from the Sellers' product line and products currently under development and set forth on SCHEDULE 2.3 of the Disclosure Schedule (and/or variations based directly on the same) whether to current customers of any Seller or a new customer) for the period from and including April 1, 2000 through and including March 31, 2001 (the "EARN-OUT PERIOD"). All sales shall be recognized by the Purchaser on the date of shipment or the date that the goods leave the Purchaser's dock. The applicable Earn-out Payment shall be calculated by the Purchaser within one hundred twenty (120) days of the Earn-out Period, and shall be paid by wire transfer within 10 business days thereafter.

         Following the Closing, the Purchaser agrees to operate the Business in accordance with its standard policies and procedures, including accounting for the Business in accordance with GAAP. The Purchaser shall provide Sellers' agents access, upon reasonable prior notice and subject to reasonable confidentiality obligations, to all documentation used in the calculation of the Earn-out Payment in order to allow Sellers, at their sole expense, to audit such calculation.

         SECTION 2.4. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Sellers and the Assets as set forth in SCHEDULE 2.4 of the Disclosure Schedule prepared by the Purchaser. The Purchaser and the Sellers each agrees (a) that any




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




such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations promulgated thereunder; (b) to complete jointly and to file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing occurs; and (c) that neither party shall take a position on any income, transfer or gains tax return, before any Governmental or Regulatory Authority charged with the collection of any such tax or in any Action or Proceeding, that is in any manner inconsistent with the terms of any such allocation without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

                                  ARTICLE III.

                REPRESENTATIONS AND WARRANTIES AS TO THE SELLERS

         The Sellers hereby, jointly and severally, represent and warrant to the Purchaser, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and as of the moment immediately prior to Closing, as follows:

         SECTION 3.1. ORGANIZATION AND QUALIFICATION; INVESTMENTS.

             (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions set forth in SCHEDULE 3.1(A) of the Disclosure Schedule, with all requisite power and authority to own the Assets, lease its properties, and to conduct the Business as it is presently conducted. Each Seller is qualified to do business and is in good standing in each jurisdiction in which it owns assets, leases property or conducts the Business, which jurisdictions are set forth on SCHEDULE 3.1(A) of the Disclosure Schedule.

             (b) Other than as set forth in  SCHEDULE  3.1(B) of the  Disclosure
Schedule, each Seller does not have any affiliates or hold any direct or indirect equity investments in other businesses, joint ventures, partnerships or other persons. None of the




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entities  set  forth in  SCHEDULE  3.1(B)  of the  Disclosure  Schedule  has any
business, interests, revenues, or expenses that relate in any manner to the Business.

             (c) Each Seller has delivered to the Purchaser complete copies of its currently operative certificate of incorporation and by-laws.

         SECTION 3.2. AUTHORIZATION. Each Seller has full corporate power and authority to perform the transactions contemplated by this Agreement. Each Seller's execution and delivery of this Agreement and the Related Documents and its performance of the transactions contemplated herein have been duly authorized by all requisite action, including, without limitation, by such Seller's board of directors and, where applicable, its stockholders. This Agreement and the Related Documents have been duly and validly executed and delivered by each Seller and constitute legal, valid and binding obligations of such Seller, enforceable in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency or similar laws relating to creditors' rights and remedies generally.

         SECTION 3.3. NO VIOLATION. Neither the execution and delivery of this Agreement or the Related Documents by each Seller and the performance of its obligations hereunder and thereunder, nor the purchase and sale of the Assets, will:

             (a) violate or result in any breach of any provision of any Seller's certificate of incorporation or by-laws;

             (b)  except  as set  forth on  SCHEDULE  3.3(B)  of the  Disclosure
Schedule violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change in control of any Seller or otherwise) any




                                       9
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obligation  under, or result in the loss of any benefit under,  any agreement to which any Seller is a party, or give rise to the creation of any Encumbrance upon any of the Assets; or

             (c) violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority ("GOVERNMENTAL AUTHORITY") applicable to any Seller, the Business or any of the Assets.

         SECTION 3.4. OWNERSHIP. All shares of capital stock or securities of the Sellers, other than Todd Products Corp., are held entirely, directly or indirectly by Todd Products Corp..

         SECTION 3.5. CONSENTS AND APPROVALS. Except as listed on SCHEDULE 3.5 of the Disclosure Schedule, no filing or registration with, no notice to, and no permit, authorization, consent or approval of any Governmental Authority or any other person is necessary for the Sellers to execute and deliver this Agreement and the Related Documents or to enable the Purchaser after the Closing to continue to conduct the Business as presently conducted.

         SECTION 3.6. FINANCIAL STATEMENTS. The Sellers have delivered to the Purchaser the unaudited financial statements of the Sellers as of May 31, 1999 (the "FINANCIAL STATEMENTS"), which Financial Statements include the Sellers' unaudited balance sheet as of May 31, 1999. The Financial Statements are accurate in all material respects and have been prepared from the books and records of the Sellers and in accordance with GAAP consistently applied and fairly present the financial condition of the Sellers as of the date thereof and the results of the operations of the Business for the period indicated. A copy of the Financial Statements is attached hereto as SCHEDULE 3.6 of the Disclosure Schedule.




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         SECTION 3.7. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on
SCHEDULE 3.7 of the Disclosure Schedule, on May 31, 1999, the Sellers had no material liability (whether accrued, absolute, contingent or otherwise, and whether then due or to become due) nor loss contingency, except as reflected on the Financial Statements, which would be required to be included therein in accordance with GAAP consistently applied, and the Sellers have no knowledge of any valid basis for the assertion of any such material liability or loss contingency.

         SECTION  3.8.  ABSENCE  OF  CERTAIN  CHANGES.  Except as  disclosed  in
SCHEDULE 3.8 of the Disclosure Schedule, since May 31, 1999, each Seller has conducted the Business in the usual ordinary course, and, without limiting the generality of the foregoing, since May 31, 1999 there has not been:

             (a) any change or condition of any character in the Assets including, without limitation, the financial condition, results of operations or prospects of the Business which, individually or in the aggregate, had or could reasonably be expected to have a material adverse effect on the revenues, financial condition, results of operations, properties, assets or prospects of the Sellers (a "MATERIAL ADVERSE EFFECT");

             (b) any capital expenditure or commitment thereof in excess of $10,000 individually or $50,000 in the aggregate;

             (c) any sale, lease, license, Encumbrance or other transfer or disposition of any material assets or properties of any Seller except in the ordinary course of business;

             (d) any forgiveness or cancellation of any debts or claims, or, except in the ordinary course, any discharge or satisfaction of any Encumbrance or payment of any liability or obligation, of any Seller, except as expressly set forth herein;




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




             (e) any material change in any Seller's credit practices or any creation or assumption of indebtedness for money borrowed, or any making of loans, advances or capital contributions except in the ordinary course of business;

             (f) (i) any material increase in the rate or terms of compensation (including termination and severance pay) payable or to become payable by any Seller to its directors, officers, employees or agents (except for normal increases which are consistent with past practices), or any increase in the rate or terms of any bonus, insurance, pension or other Benefit Plan (as hereinafter defined), or any program or arrangement made to, for or with any such directors, officers, employees or agents, or (ii) any entry by any Seller into any employment, profit sharing, compensation, severance or termination agreement with any such person;

             (g) except in the ordinary course of business, any entry into or commitment to enter into any material contract by any Seller or any material change or amendment to any material contract, or any entry into any or commitment to enter into any contract with an affiliate of any Seller;

             (h) any material damage, destruction or loss to the properties or assets owned, leased or used by any Seller, whether or not covered by insurance, which adversely affected the operations of the Business;

             (i) any material change by any Seller in its financial or tax accounting principles or methods;

             (j) any acquisition (by merger, consolidation or acquisition of stock or assets) by any Seller of any business entity or division or significant assets thereof;

             (k) any failure to maintain the books, accounts and records of any Seller in the usual, regular and ordinary manner on a basis consistent with prior practice and in accordance with GAAP;

             (l) any change made or authorized in any Seller's certificate of incorporation or by-laws;




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




             (m) any failure by any Seller to use its customary efforts to preserve its goodwill subject to the Sellers' liquidity problems, with suppliers, customers and others with which it has business relationships and to maintain its business, employees, licenses and operations consistent with past practices;

             (n) any loss of any customer or project of any Seller;

             (o) any resignation or termination of employment of any key employee of any Seller. The Sellers have no knowledge of any impending resignation that could become applicable to this Section 3.8 (o);or

             (p) any purchase order from any customer in excess of $100,000.

         SECTION 3.9. LITIGATION. Except as set forth in SCHEDULE 3.9 of the Disclosure Schedule, there is no action, dispute, suit, litigation, hearing, inquiry, proceeding, arbitration or investigation pending or threatened against any Seller or any of its properties, assets or rights, before any court, arbitrator or Governmental Authority, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Authority outstanding against, and unsatisfied by, any Seller (any of the foregoing being herein referred to as "EXISTING LITIGATION"), nor does any Seller know of any fact or condition which could reasonably be expected to serve as a basis for the assertion of any such action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation which could reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation by any Seller pending or that any Seller intends to initiate or is considering initiating.

         SECTION 3.10. TITLE TO ASSETS. Except as set forth in SCHEDULE 3.10 of the Disclosure Schedule, each Seller has good and marketable title to all of the properties and assets used in the conduct of the Business or reflected in the Financial Statements as owned by it, free and clear of any and all liens or Encumbrances (except for those properties or assets disposed of in the ordinary course of business). SCHEDULE
3.10 of the Disclosure Schedule lists all of the properties and assets used in the Business that are individually or in the aggregate material to any Seller which are not owned by such Seller. Except as set forth in SCHEDULE 3.10 of the Disclosure Schedule, all of the Assets are located at the Sellers' facilities at 50 Emjay Boulevard, Brentwood, New York.

         SECTION 3.11. The properties and assets used in the Business or otherwise comprising the Assets are, in all material respects, sufficient for the conduct of normal operations of the Business as presently conducted by the Sellers.

         SECTION 3.12. CONTRACTS.

             (a) SCHEDULE 3.12(A) of the Disclosure Schedule sets forth a complete and accurate list of all of the material contracts, agreements and arrangements, whether written or oral, formal or informal, which relate to the Assets, except for Ordinary Course Contracts and Debt Contracts, which involve
(i) obligations (contingent or otherwise) of, or payments to, the Sellers in excess of $25,000 or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from any Seller (iii) provisions materially restricting or materially affecting the development, distribution or provision of the products or services of the Seller, (iv) indemnification by any Seller or
(v) obligations of any Seller which are not terminable by such Seller upon no more than ninety (90) days' notice (sometimes hereinafter collectively referred to as the "MATERIAL CONTRACTS"). The Material Contracts also include contracts, agreements and arrangements to purchase capital equipment, non-competition agreements, profit sharing, employment, consulting and agency agreements.
"ORDINARY COURSE CONTRACTS" shall mean those contracts entered into in the ordinary course of business by any Seller from the date of this Agreement until Closing including trade payables, open purchase orders, and supplier agreements. The Material Contracts and Ordinary Course Contracts were negotiated at arms' length and in good faith on the part of the Sellers.

             (b) SCHEDULE 3.12(B) of the Disclosure Schedule sets forth a complete and accurate list of all guarantees, loans or other financing agreements pursuant to which any Seller is or may be liable as guarantor, obligor or payor or otherwise for the payment of money or guarantee of such payment (the "DEBT CONTRACTS").

             (c) Other than as set forth in SCHEDULE 3.12(C) of Disclosure Schedule, each Seller is not in default with respect to any material obligation to be performed under any Material Contract, Ordinary Course Contract or Debt Contract, and to the knowledge of the Sellers, each other party to a Material Contract, Ordinary Course Contract or Debt Contract is not in default with respect to any material obligation to be performed.

             (d) Except as set forth in SCHEDULE 3.12(D) of the Disclosure Schedule, no consent by, notice to or approval from any third party is required under any of the Material Contracts, Ordinary Course Contracts or Debt Contracts as a result of or in connection with the execution, delivery or performance of this Agreement and/or the Related Agreements or the consummation of the transactions contemplated herein.

         SECTION 3.13. EMPLOYEE BENEFIT PLANS; LABOR RELATIONS.

             (a) SCHEDULE 3.13(A) of the Disclosure Schedule contains a complete and accurate list of each employee benefit plan, program, agreement or arrangement, whether written or oral, covering employees, former employees or directors of any Seller, or providing benefits to such persons in respect of services provided to any Seller (collectively, the "BENEFIT PLANS"). SCHEDULE 3.13(A) of the Disclosure Schedule indicates which of the Benefit Plans is an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and which of the Benefit Plans is subject to Section 302 or Title IV of ERISA.

             (b) With respect to each Benefit Plan, the Sellers heretofore delivered to the Purchaser accurate and complete copies of such Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written plan, a description thereof), and, if applicable, (i) any related trust or other funding vehicle, and (ii) any reports or summaries required under ERISA and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended ("CODE").

             (c) As of the date hereof,  except as set forth in SCHEDULE 3.13(C)
of the Disclosure Schedule, each Seller is not a party to any collective bargaining agreement or other labor agreement with any union or labor organization, and to the knowledge of the Sellers, there is no activity or proceeding of any labor organization or employee group to organize any such employees.

             (d) SCHEDULE 3.13(D) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Sellers, including each employee on leave of absence: name, job title; current compensation paid or payable and any change in compensation since June 30, 1998; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan. To the Sellers' knowledge, no current officer or director or employee of any Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or officer or director or any other person that in any way materially adversely affects the performance of his or her duties as an employee or officer or director of any Seller or the ability of any Seller to conduct the Business.

         SECTION 3.14. TAXES.

             (a) Except as set forth in SCHEDULE 3.14(A) of the Disclosure Schedule, each Seller has:

                 (i) timely filed or caused to be filed with appropriate governmental agencies or departments all Federal, state, local and foreign returns (the "TAX RETURNS") for Taxes (as hereinafter defined) required to be filed by it;

                 (ii) paid or caused to be paid all Taxes (including any additions or penalties if any) required to be paid in respect of the periods for which its Tax Returns are due, and will establish an adequate accrual or reserve for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the last of said periods up to and including the Closing Date.

             (b) Each Seller is not a party to any action, suit or proceeding by any Governmental Authority for the assessment or collection of Taxes, nor has any claim or assessment for collection of Taxes been asserted against any of them, and there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes that might result in a determination the effect of which could have a Material Adverse Effect.

             (c) The Tax Returns are complete and accurate in all material respects, and the calculations and deductions set forth therein have been made, in all respects, in compliance with all applicable Tax statutes, laws, rules and regulations. Each Seller's Tax Returns were last audited by the Internal Revenue Service or by comparable state or local agencies on the dates set forth in
SCHEDULE 3.14(C) of the Disclosure Schedule.

             (d) The term "TAX" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States Federal, state or local and foreign or other taxing department or authority on any Seller (including, without limitation, as a result of being a member of an affiliated, combined or unitary group or as a result of any obligation arising out of an agreement to indemnify any other person), and including, but not limited to, those related to income, gross receipts, gross income, sales, use, excise, occupation, services, leasing, valuation, transfer, license, customs duties or franchise.

         SECTION 3.15. ENVIRONMENTAL MATTERS.

             (a) Except as disclosed in SCHEDULE 3.15(A) of the Disclosure Schedule, there are no Hazardous Substances on, in, or under any property or buildings currently or formerly owned, leased or operated by any Seller (the "SELLER FACILITIES") the presence of which could reasonably be expected to result in a Material Adverse Effect.

             (b) Except as disclosed in SCHEDULE 3.15(B) of the Disclosure Schedule, (i) each Seller is in full compliance with all Environmental Laws,
(ii) each Seller has obtained all material permits required under any Environmental Law, and (iii) each Seller does not have knowledge of any notice of any suit, litigation, arbitration, hearing, investigation, dispute or other action (whether civil, criminal, administrative or investigative) brought by or before any court, Governmental Authority or arbitrator relating to (A) any alleged noncompliance with any requirement of any Environmental Law or (B) the presence or alleged presence of Hazardous Substances in, under, or upon any Seller Facilities or upon the properties of any sites to which any of the Sellers' waste has been transported, whether for disposal or for any other purpose, and whether against any Seller or any of the assets or properties of any Seller, and any Seller has no knowledge of any basis for any such notice or actions.

             (c) For purposes of this Agreement (i) "HAZARDOUS SUBSTANCES" means any wastes, substances, or materials (whether solids, liquids or gases) that are defined or regulated as hazardous or toxic under any Environmental Law, including without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in any Environmental Laws. "Hazardous Substances" includes, without limitation, polychlorinated biphenyls (PCBs), asbestos, lead-based paints and petroleum and petroleum products, and (ii) "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss. 9601 ET Seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 ET SEQ.; the Resources Conservation and Recovery Act, 42 U.S.C. ss. 9601 ET Seq.; the Clean Water Act, 33 U.S.C. ss. 1251 ET Seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300F ET seq.; the Clean Air Act, 42 U.S.C. ss. 7401 ET Seq., each as amended; or any other applicable federal, state, or local laws, regulations, ordinances, decrees, rules, judgments, orders or directives now or hereinafter in effect relating to the protection of human health, safety or the environment, or otherwise relating to Hazardous Substances generation, production, use, storage, treatment, transportation or disposal.

         SECTION 3.16. COMPLIANCE WITH APPLICABLE LAWS; PERMITS AND LICENSES.

             (a) SCHEDULE 3.16(A) of the Disclosure Schedule sets forth all of the licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business. Except as set forth in SCHEDULE 3.16(A) of the Disclosure Schedule, each Seller properly holds, and at all relevant times has held, all material licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business, and the Business is not being and, during the relevant statute of limitations period, has not been conducted in material violation of any provision of any material federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval ("LAW") applicable to it.

             (b) Except as set forth in SCHEDULE 3.16(B) of the Disclosure Schedule, no Seller has received any notification of any material failure by any Seller to comply with any Law applicable to it.

         SECTION 3.17. ABSENCE OF QUESTIONABLE PAYMENTS. Neither the Sellers nor any directors, officers, employees or agents thereof, acting on behalf of the Business, nor any other person acting on their behalf on behalf of the Business:

                 (i) has made any political contributions in violation of Law;

                 (ii) has received any payments, services or gratuities which were not legal to receive or which any Seller or such persons should have known were not legal for the payor or the provider to make or provide; or

                 (iii) has made any unlawful payments or given or agreed to give any gift or similar benefit of more than nominal value to governmental officials in their individual capacities for the purpose of assisting any Seller in securing or retaining any business opportunity, contract, permit or license or in conducting its usual and customary operations or in clearing the shipment of goods through customs in any country.

         SECTION 3.18. BROKERS' FEES AND COMMISSIONS. Neither the Sellers nor any of their directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

         SECTION 3.19. PROPRIETARY RIGHTS.

             (a) Set forth in SCHEDULE 3.19(A) of the Disclosure Schedule is a complete and accurate list of all patents, registered copyrights, trademarks and trade names in which each Seller has proprietary rights (hereinafter referred to as the "PROPRIETARY RIGHTS"). Such Proprietary Rights are those necessary for the ordinary and usual conduct of the Business prior to and at the Closing.

             (b) To the best of the Sellers' knowledge the use of the Proprietary Rights does not infringe upon the rights of any other person or entity, whether or not registered, patented or copyrighted. No Seller has received any notice of a claim of such infringement nor were any such claims the subject of any action, suit or proceeding involving any Seller.

             (c) No Seller has knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor has any Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by a third party.

             (d) Except as set forth in SCHEDULE 3.19(D) of the Disclosure Schedule, there are no licenses, sublicenses or agreements relating to (i) the use by third parties of the Proprietary Rights or (ii) the use by any Seller of the Proprietary Rights, and, to the best of the Sellers' knowledge, there is no party with an adverse interest or claim affecting any of the Proprietary Rights.

             (e) SCHEDULE 3.19(E) of the Disclosure Schedule identifies (i) all of the software and computer databases (collectively, the "COMPUTER SYSTEMS") that are material to the conduct of the Business, (ii) whether such Computer Systems are owned or licensed by any Seller and, (iii) if licensed, the name of such licensor. Except as set forth on Schedule 3.19(e) of the Disclosure Schedule, each Seller has all legal right to use the Computer Systems as they are currently being used, and the Purchaser will continue to have the legal right to use the Computer Systems in this manner following the consummation of the transactions contemplated herein. The use of the Computer Systems does not infringe upon the rights of any other person or entity, nor has any Seller received any notice of a claim of such infringement. Except as listed on
SCHEDULE 3.19(E) of the Disclosure Schedule, there are no licenses, sublicenses or other agreements relating to the use of the Computer Systems by any Seller or third parties. Except as set forth on Schedule 3.19(e) of the Disclosure Schedule, the Computer Systems will function with dates of January 1, 2000 and beyond ("MILLENNIUM DATES") in the same manner as such Computer Systems operate with pre-Millennium Dates, including, without limitation, as relates to the input, storage, calculation, transmission, display, retrieval, processing and printing of Millennium Dates, and that the Computer Systems will accurately and simultaneously process both pre-Millennium Dates and Millennium Dates.

         SECTION 3.20. ACCOUNTS RECEIVABLE; PAYABLES.

             (a) Except as set forth in SCHEDULE 3.20 of the Disclosure Schedule, all outstanding accounts and notes receivable reflected on the Financial Statements and that are incurred in the ordinary course of business by the Sellers from May 31, 1999 through the Closing Date (collectively, the "CLOSING ACCOUNTS RECEIVABLE"), are due and valid claims against account debtors for goods or services delivered or rendered, and subject to no defenses, offsets or counterclaims, except as specifically reserved against in such balance sheets. The accruals or reserves reflected in the Financial Statements reflect the Sellers' historical bad debt experience. The Closing Accounts Receivable will be fully collectible within ninety (90) days of the date of invoice or incurrence, except to the extent reserved or accrued on the Financial Statements or as set forth on SCHEDULE 3.20 of the Disclosure Schedule. Except as set forth in SCHEDULE 3.20 of the Disclosure Schedule, all Closing Accounts Receivable arose in the ordinary course of business. Except as set forth in SCHEDULE 3.20 of the Disclosure Schedule, no Closing Accounts Receivable are subject to prior assignment or other Encumbrance. Except as reflected in such Financial Statements, no Seller has incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise through the date of the Financial Statements.

             (b) All  obligations  of the  Sellers  for money  owed,  whether in respect of the payment for goods and services, pursuant to financing arrangements or otherwise, have been fully reflected in the Financial Statements or are incurred in the ordinary course of business from May 31, 1999 through the Closing Date.

         SECTION 3.21. INSURANCE. SCHEDULE 3.21 of the Disclosure Schedule sets forth a complete and accurate list (including the name of the insurer, name, address and telephone number of the insurance broker or agent, type of coverage, premium, policy number, limits of liability for personal injury and property damage and expiration date) of all binders, policies of insurance, self insurance programs or fidelity bonds, other than bonds for excise taxes and custom duties provided in the ordinary course of business (collectively the "INSURANCE POLICIES") maintained by any Seller or for which any Seller is a named insured. All of the Insurance Policies have been issued under valid policies or binders for the benefit of such Seller, and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises with operations similar to those of the Sellers. All of the Insurance Policies are currently valid, issued, outstanding and enforceable, and each of the Insurance Policies shall remain in full force and effect at least through the respective expiration dates set forth in SCHEDULE 3.21 of the Disclosure Schedule. There are no pending or asserted claims against any Insurance Policy as to which any insurer has denied liability, and there are no claims under any Insurance Policy that have been disallowed or improperly filed.

         SECTION 3.22. REAL ESTATE.

             (a) The Sellers do not own any real property.

             (b) SCHEDULE 3.22(B) of the Disclosure Schedule sets forth a complete and accurate list of all real property leased or subleased by or on behalf of each Seller (the "REAL ESTATE LEASES"). Each Seller has been in peaceable possession of the premises covered by the Real Estate Leases since the commencement date of the original term of such Real Estate Lease. Other than as set forth on SCHEDULE 3.22(B) of the Disclosure Schedule, the Sellers have delivered to the Purchaser accurate, correct, and complete copies of the Real Estate Leases, as amended, which leases, as amended, are in full force and effect and constitute valid and binding obligations of the respective parties thereto. There have not been and there currently are not any material defaults under said leases by any party and no event has occurred which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default thereunder entitling the landlord to terminate the lease. Subject to obtaining the consents as set forth in the Disclosure Schedules, the continuation, validity, and effectiveness of all such leases under the current rentals and other current material terms thereof will in no way be affected by the transactions contemplated by this Agreement.

         SECTION 3.23.  TRANSACTIONS  WITH INSIDERS.  Except as set forth in the
Financial Statements, and in SCHEDULE 3.23 of the Disclosure Schedule, and except with respect to equity interests constituting less than 5% of the outstanding capital stock of any publicly traded corporation, no Insider (as hereinafter defined): (i) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer, supplier or advertiser of any Seller, or otherwise has a business relationship with any Seller; (ii) has pending or, to the knowledge of any Seller, threatened any action, suit, proceeding or other claim against or owes any amount to, or is owed any amount by, any Seller, other than for amounts accrued in the ordinary course of employment; (iii) has any interest in or owns any property or right used in the conduct of the operations of the Business; (iv) has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of any Seller, which loans, debts or guarantees are now outstanding or will be outstanding on the Closing Date; or
(v) is a party to any material contract, lease, agreement, arrangement or commitment, whether oral or written, express or implied, concerning the operations of the Business (other than employment agreements listed in any schedule to the Disclosure Schedule). The term "INSIDER" shall mean any of the Sellers or any director, officer, employee or agent of any Seller or any member of the immediate family of any such person or any corporation, partnership, trust or other entity in which any Seller, or any director, officer, employee or agent of any Seller or any family member of any such person has a five percent (5%) or greater interest or is a director, officer, employee, agent, joint venturer or partner or trustee. The term "Insider" also shall include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

         SECTION 3.24. REGULATORY REPORTS. Each Seller has filed all material reports, registrations and statements the failure of which would have had a Material Adverse Effect, together with any amendments required to be made with respect thereto, that it was required to file in the last five (5) year period with any Governmental Authority, and has paid all fees or assessments due and payable in connection therewith.

         SECTION 3.25. CUSTOMERS OF THE SELLERS. Except as set forth on SCHEDULE
3.25 of the Disclosure Schedule, the Sellers do not know of any fact, condition or event (including, without limitation, the consummation of the transactions contemplated herein) subject to Sellers' liquidity problems, which would adversely affect the relationship of such Seller with its customers generally.

         SECTION 3.26.  POWERS OF ATTORNEY;  GUARANTIES.  Except as set forth on
SCHEDULE 3.26 of the Disclosure Schedule, each Seller has not granted any power of attorney, revocable or irrevocable, that currently remains outstanding, nor does there exist any obligation or liability on the part of such Seller, either actual, accrued, accruing or contingent, as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the obligation of any person, firm, organization or other entity.

         SECTION 3.27. ACCURACY OF REPRESENTATIONS. No representation or warranty contained in this Article III contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

         SECTION 3.28. SELLERS' KNOWLEDGE. The "Sellers' knowledge" or "the best of the Sellers' knowledge" shall mean the knowledge of any director, officer or managerial employee, and shall include information which such individuals actually knew or should have known through the performance of the duties of such individuals in a manner that is customary in the industry.

                                   ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Sellers, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and immediately prior to Closing, as follows:

         SECTION 4.1. ORGANIZATION AND QUALIFICATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of California, with all requisite power and authority and legal right to own assets, to lease properties, and to conduct its business as presently conducted.

         SECTION 4.2. AUTHORIZATION. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the Related Documents by the Purchaser and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite corporate action. This Agreement and the Related Documents have been duly and validly executed and delivered by the Purchaser and constitute the legal, valid and binding obligation of the

Purchaser, enforceable against the Purchaser in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, or similar laws relating to creditors' rights and remedies generally.

         SECTION 4.3. NO VIOLATION. Neither the execution and delivery of this Agreement and the Related Documents by the Purchaser, nor the performance by the Purchaser of its obligations hereunder, will:

             (a) violate or result in any breach of any provision of the Purchaser's certificate of incorporation or by-laws; or

             (b) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to the Purchaser.

         SECTION 4.4. CONSENTS AND APPROVALS. No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority not heretofore delivered to the Sellers is necessary for the Purchaser's consummation of the transactions contemplated herein.

         SECTION 4.5. BROKERS' FEES AND COMMISSIONS. Except for fees due and owing to one broker (Adquest) which Purchaser shall be solely responsible for, neither the Purchaser nor any of its shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and such no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

         SECTION 4.6. ACCURACY OF REPRESENTATIONS. No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE V.

                                    COVENANTS

         SECTION 5.1. CONDUCT OF THE SELLERS' BUSINESS PRIOR TO THE CLOSING. During the period from the date of this Agreement and continuing until the Closing Date, the Sellers agree that, except as expressly contemplated or permitted by this Agreement or to the extent that Purchaser shall otherwise consent in writing, the Sellers shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted in all material respects except for liquidity problems affecting Sellers. The Sellers agrees to promptly notify the Purchaser within two (2) business days of any event or series of events which has resulted in any of the representations and warranties as to any Seller being misleading in any material respect. Without limiting the generality of the foregoing, prior to the Closing, and except as expressly contemplated or permitted by this Agreement, the Sellers will not, without the prior written consent of the Purchaser, take any action that would constitute a change which violates the terms of Section 3.8 hereof.

         SECTION 5.2. ACCESS TO INFORMATION. During the period from the date of this Agreement and continuing until the Closing, at reasonable times without causing unreasonable disruption to the Business, the Sellers shall give the Purchaser and its authorized representatives full access to all personnel, offices and other facilities, and to all books and records of the Sellers (including, without limitation, Tax Returns and accounting work papers) and will permit the Purchaser to make, and will fully cooperate with regard to, such inspections in order to conduct, among other things, interviews of individuals and visual inspections of facilities as the Purchaser may reasonably require and will fully cooperate in such interviews and inspections and will cause the Sellers' officers to furnish to the Purchaser such financial and operating data and other information with respect to the Business and the Assets as the Purchaser may from time to time reasonably request. The Purchaser agrees that it will keep confidential all trade secrets and proprietary information of the Seller ("Confidential Information") learned as a consequence of the transactions contemplated hereby, and will similarly cause its respective representatives and agents to maintain such confidentiality. This confidentiality provision shall survive the Closing and any termination of this Agreement, but shall become inoperative as to any Confidential Information (i) after the Closing, to the extent that such Confidential Information is purchased by the Purchaser hereunder, (ii) which is or becomes generally available to the public other than as a result of a disclosure by a party to this letter of intent, or such party's representative, in violation of this confidentiality provision, (iii) which becomes available on a nonconfidential basis from a source other than the party to this letter of intent furnishing the Confidential Information or any of its representatives, which source has believably represented that it is entitled to disclose such information, or (iv) which was already known on a nonconfidential basis prior to its disclosure by the Sellers or theirs representatives. In the event of a breach or threatened breach of the confidentiality provisions of this
Section 5.2 by the Purchaser, the Sellers shall be entitled to institute legal proceedings to enforce the specific performance of this Section 5.2 and to enjoin the Purchaser from any violation or further violation of this Section
5.2. The Purchaser  acknowledges that the remedies at law for any breach of this
Section 5.2 may be inadequate and that the Sellers shall be entitled to injunctive relief in the event of any such breach.

         SECTION 5.3. MAINTENANCE OF EMPLOYEE AND CUSTOMER RELATIONS. During the period from the date of this Agreement and continuing until the Closing, the

Sellers shall use its reasonable commercial efforts in view of Sellers' financial condition to retain the services and goodwill of its employees and to maintain the goodwill of its customers, and shall not take, nor permit any director, officer, employee, agent or independent contractor of any Seller to take, any action (i) with respect to any employee, which action is intended to solicit, entice, persuade or induce such employee to terminate its employment with any Seller which action is in contravention of the foregoing requirements, and (ii) with respect to its customers, which action is intended to cause its customers, to terminate or substantially diminish their business dealings with any Seller which action is in contravention of the foregoing requirements.

         SECTION 5.4. ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement including, without limitation, fulfillment of the Conditions of Closing set forth in Article VI hereof. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement including, without limitation, the execution of additional instruments, the proper officers and directors of the Purchaser and of the Sellers shall take all such necessary action.

         SECTION 5.5. CONSENTS AND APPROVALS. The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated herein, including, without limitation, if applicable, all filings and approvals in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

         SECTION 5.6. PUBLIC ANNOUNCEMENTS. The Purchaser and the Sellers will consult with each other and will mutually agree upon the content and timing of any press releases or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or based upon the advice of counsel that such disclosure would be prudent under applicable securities laws, provided that such party shall devote its best efforts to inform the other party in advance as to the timing and contents of the proposed disclosure.

         SECTION 5.7. CONFIDENTIALITY. The Sellers shall not use, publish, or disclose to any other person any confidential or proprietary information comprising part of the Assets or relating to the Business or the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the foregoing restrictions shall not apply to information: (a) that is necessary to enforce the rights of the Sellers under, or defend against a claim asserted under, this or any other agreement with the Purchaser, (b) that is necessary or appropriate to disclose to any Governmental or Regulatory Authority having jurisdiction over the Sellers, or as otherwise required by law, (c) that becomes generally known other than through a breach of this Agreement by any Seller, or (d) that is necessary or appropriate in the ordinary course of the Sellers' Business. The Sellers, acknowledge that there is not an adequate remedy at law for the breach of this Section 5.7 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach.

         SECTION 5.8. DISCLOSURE SUPPLEMENTS. Prior to the Closing, each party to this Agreement will promptly supplement or amend the Disclosure Schedule with respect to any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Sellers contained in Article III hereof and for purposes of determining satisfaction of the conditions set forth in
Section 6.2 hereof, the Disclosure Schedules delivered by the Sellers shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto unless agreed to by the parties.

         SECTION 5.9. RESTRICTIONS ON TRANSFER OF THE ASSETS. The Sellers agree that prior to a termination under this Agreement pursuant to Section 8.7 and
Section 8.8 hereof it will not directly or indirectly sell, assign, transfer, give, pledge, encumber or otherwise dispose of any portion of the Assets except
(i) in the ordinary  course of business and (ii) except for the assets listed on
SCHEDULE 5.9 hereof which Sellers represent are unneeded for the Business and which Sellers may sell and utilize the proceeds of such sale to pay off outstanding liabilities of the Business.

         SECTION 5.10. EMPLOYEES CONTINUED ASSOCIATION WITH THE BUSINESS. Prior to Closing, the Purchaser and the Sellers shall meet to discuss which, if any, of the Sellers' employees the Purchaser shall make an offer of employment to and the Sellers shall facilitate and not interfere with the Purchaser's employment of any such employees. The Purchaser shall have no obligation to such employees for any compensation, benefits, severance, or similar items for or relating to the period on or prior to Closing, and the Sellers shall not be considered a third party beneficiary of any employment or benefits provided such employees.

                                   ARTICLE VI.

                               CLOSING CONDITIONS

         SECTION  6.1.   CONDITIONS  TO  EACH  PARTY'S  OBLIGATIONS  UNDER  THIS
AGREEMENT. Each party's obligations under Article I and Article II of this Agreement shall be subject to each of the Parties having obtained any and all approvals, consents, licenses, permits and authorizations from Governmental Authorities (including, without limitation, if applicable, the HSR Act), in form and substance satisfactory to the other Party, necessary to permit such Party to perform its obligations hereunder, to consummate the transactions contemplated herein, and to continue to conduct the Business as presently conducted and in accordance with applicable Law.

         SECTION 6.2. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The Purchaser's obligations under Article I and Article II of this Agreement shall be further subject to the satisfaction or to the waiver by the Purchaser of the following conditions precedent:

             (a) PERFORMANCE OF OBLIGATIONS OF SELLER. Each of the Sellers' pre-Closing obligations shall have been duly performed in all material respects, and each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct, in all material respects as of the date of this Agreement and as of the Closing as if made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date), and the Purchaser shall have received a certificate to that effect signed by an officer of each Seller substantially in the form attached hereto as EXHIBIT A.

             (b) SECRETARY'S CERTIFICATE. Purchaser shall have received from the Secretary of each Seller, substantially in the form attached hereto as EXHIBIT B, a certificate enclosing the certified certificate of incorporation and by-laws of each Seller, corporate resolutions authorizing all of the transactions contemplated herein, and a good standing certificate of each Seller dated as of a date reasonably close to the Closing Date.

             (c) CONSULTING  AGREEMENT.  A consulting agreement containing a ten
(10) year term in consideration for the payment of Four Hundred Twenty-Five Thousand Dollars ($425,000) per annum for the first three (3) years of such agreement substantially in the form attached hereto as EXHIBIT D (the "CONSULTING AGREEMENT"), shall have been executed by Mrs. Kathleen Todd and delivered to the Purchaser.

             (d) CONTRACT CONSENTS. Any and all requisite consents, waivers or authorizations from third parties required for the assumption by the Purchaser of the Material Contracts listed on SECTION 3.12(A) of the Disclosure Schedule and the Ordinary Course Contracts shall have been obtained without any adverse effect on the terms of such contracts.

             (e) CHANGES OF NAMES OF THE SELLERS. The Purchaser shall have received a duly executed amendment to the Certificate of Incorporation of each Seller, and all terminations or amendments to the foreign qualifications, registrations, fictitious names, doing business and similar filings, registrations or certificates of the Sellers deleting and removing any trademarks or trade names, referred to in Section 3.19 hereof of any variation of such trademarks or trade names, in each case in a form reasonably acceptable to the Purchaser and suitable for filing with each applicable Governmental Authority.

             (f) BILL OF SALE. The Purchaser shall have received a Bill of Sale selling and transferring to Purchaser the Business and all of the Assets, executed by each Seller and substantially in the form attached hereto as EXHIBIT E.

             (g) SUPPLY AGREEMENT. The Purchaser shall have received the Supply Agreement executed by each Seller and Oryx in substantially the form attached hereto as EXHIBIT I (THE "SUPPLY AGREEMENT").

             (h) OTHER DOCUMENTS. The Purchaser shall have received any such other documents or other materials it may reasonably request to consummate the transactions contemplated herein, including, without limitation, the legal opinion of Seller's counsel in a form reasonably acceptable to Purchaser.

         SECTION 6.3. CONDITIONS TO THE OBLIGATIONS OF THE SELLERS. The Sellers' obligations under Article I and Article II of this Agreement shall be further subject to the satisfaction or to the waiver by the Sellers of the following conditions precedent:

             (a) CLOSING PAYMENT. The Sellers shall have received the Cash Payment by wire transfer of immediately available funds from the Purchaser.

             (b) PERFORMANCE OF OBLIGATIONS OF PURCHASER. Each of the pre-Closing obligations of the Purchaser shall have been duly performed, and the representations and warranties of the Purchaser contained in this Agreement shall be true and correct, in all material respects as of the date of this Agreement and as of the Closing Date as though made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date), and the Sellers shall have received a certificate to that effect signed by an officer of the Purchaser substantially in the form attached hereto as EXHIBIT F.

             (c) SECRETARY'S CERTIFICATE. Sellers shall have received from the Secretary of the Purchaser, substantially in the form attached hereto as EXHIBIT G, a certificate enclosing appropriate corporate resolutions authorizing the Purchaser's performance of the transactions contemplated herein, and a good standing certificate of Purchaser dated as of a date reasonably close to the Closing Date.

             (d) CONSULTING AGREEMENT. The Consulting Agreement shall have been executed by the Purchaser and delivered to Mrs. Kathleen Todd.

             (e) ASSUMPTION AGREEMENT. The Sellers shall have received an Assumption Agreement assuming the Assumed Liabilities, executed by the Purchaser and substantially in the form attached hereto as EXHIBIT H.

>


             (f) SUPPLY AGREEMENT. Each Seller shall have received a copy of the Supply Agreement executed by the Purchaser.

             (g) OTHER DOCUMENTS. The Sellers shall have received from the Purchaser any such other documents or other materials Sellers may reasonably request to consummate the transactions contemplated herein, including, without limitation, the legal opinion of Purchaser's counsel in a form reasonably acceptable to Sellers.

                                  ARTICLE VII.

                          SURVIVAL AND INDEMNIFICATION

         SECTION 7.1. SURVIVAL. All representations, warranties, covenants and agreements contained in this Agreement and the Related Documents shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that any such representations, warranties, covenants and agreements shall be fully effective and enforceable only for a period of one year following the Closing Date, and shall thereafter be of no further force or effect, except that the representations and warranties set forth in Section 3.13 (Employee Benefit Plans; Labor Relations), Section 3.14 (Taxes) and Section 3.15 (Environmental Matters) and the indemnification obligations of any party hereto in respect of any misrepresentations or related warranties to which such party had knowledge prior to the Closing shall survive indefinitely. Additionally, the parties agree that the indemnification obligations set forth in this Article VII shall survive with respect to any Existing Litigation and as to any claims made within the applicable survival period until finally resolved. The representations, warranties, covenants, and agreements contained in this Agreement or in any certificate, schedule, document, or other writing delivered by or on behalf of any party pursuant hereto shall not be affected by any investigation, verification, examination or knowledge acquired or capable of being acquired by any other party hereto or by any person acting on behalf of any such other party.

         SECTION 7.2. INDEMNIFICATION OF THE PURCHASER. From and after the Closing, the Sellers agree to, jointly and severally, indemnify, defend and hold harmless the Purchaser and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a "PURCHASER INDEMNIFIED PARTY") from and against, and to promptly pay to or reimburse a Purchaser Indemnified Party for, any and all losses, damages and expenses (including, without limitation, reasonable attorneys' and other advisors' fees and expenses), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "LOSSES") sustained by such Purchaser Indemnified Party relating to, caused by or resulting from:

             (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by any Seller;

             (b) the operations and business of any Seller through the Closing Date, to the extent such Losses do not constitute Assumed Liabilities; and

             (c) the Excluded Liabilities.

         In the event that Purchaser suffers any Loss which is covered by insurance of the Purchaser and/or any Seller, the parties agree:

             (a) if the Loss is covered by insurance of the Purchaser and any Seller, the parties will look first to the insurance of any Seller, then to the insurance of the Purchaser and the balance of any Loss shall remain the responsibility of the Sellers;

             (b) if the Loss is covered by insurance of the Purchaser and not by any Seller, the parties will look first to the insurance of the Purchaser and the balance of any Loss shall remain the responsibility of the Sellers;

             (c) if the Loss is covered by insurance of any Seller and not by the Purchaser, the parties will look first to the insurance of the Seller and the balance of any Loss shall remain the responsibility of the Sellers; and

             (d) that the Purchaser will not have to exhaust its remedies with any insurance company and that if a claim is denied, Purchaser will then be able to seek redress against Sellers for the denied claim

         SECTION 7.3. INDEMNIFICATION OF THE SELLER. From and after the Closing, the Purchaser agrees to indemnify, defend and hold harmless the Sellers and their directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each, a "SELLER INDEMNIFIED PARTY") from and against, and to promptly pay to or reimburse a Seller Indemnified Party for, any and all Losses sustained by such Seller Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Purchaser contained herein or in any of the Related Documents; (b) the operation of the Business solely by the Purchaser after the Closing; and (c) failure to timely satisfy the Assumed Liabilities.

         SECTION 7.4. INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS AGAINST INDEMNIFIED PARTIES.

             (a) In the event that subsequent to the Closing any Purchaser Indemnified Party or Seller Indemnified Party (each, an "INDEMNIFIED PARTY") receives notice of the assertion of any claim or of the commencement of any action, suit or proceeding by any entity who is not a party to this Agreement (a "THIRD PARTY CLAIM", which term also shall encompass all Existing Litigation) against such Indemnified Party, with respect to which the Purchaser or the Sellers (the "INDEMNIFYING PARTY"), as the case may be, are required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice, together with a statement of any available information regarding such claim (collectively, the "THIRD PARTY INDEMNIFICATION NOTICE"), to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon delivering written notice to the Indemnified Party (the "DEFENSE NOTICE") within thirty (30) days after receipt from an Indemnified Party of a Third Party Indemnification Notice, to conduct, at the Indemnifying Party's sole cost and expense, the defense against such Third Party Claim in the Indemnifying Party's own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to reasonably approve the defense counsel representing the Indemnifying Party, which approval shall not be unreasonably withheld, and in the event that the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party's reasonable approval in accordance with the terms hereof.

             (b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 7.4(a) hereof, then in any such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and shall be deemed given in the absence of providing the Indemnified Party with a written response within ten (10) days of any request therefor. If the Indemnified Party fails to diligently defend such claim with counsel reasonably satisfactory to the Indemnifying Party, or settles any such claim without the Indemnifying Party's prior written consent or otherwise breaches this Article VII, the Indemnified Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith, and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such claim.

             (c) In the event that the Indemnifying Party delivers a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole cost and expense of the Indemnifying Party. Regardless of which party defends such claim, the other party hereto shall have the right at its own cost and expense to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the
Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this
Section 7.4(c), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give at least ten (10) calendar days' prior written notice to the Indemnified Party to that effect, setting forth in reasonable detail the terms and conditions of any such settlement (the "SETTLEMENT NOTICE"). If the Indemnified Party objects to such firm offer within ten (10) calendar days after its receipt of such Settlement Notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer described in the Settlement Notice, plus costs and expenses paid or incurred by the Indemnified Party up to the point such Settlement Notice had been delivered. If an Indemnified Party settles any Third Party Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Article VII with respect to such Third Party Claim.

             (d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order. Such indemnification shall be required to be made no later than the tenth day following the expiration of any period in which an appeal may be taken, and shall be satisfied by payment of the amount thereof by the Indemnifying Party in cash.

         SECTION 7.5. FAILURE TO GIVE TIMELY THIRD PARTY INDEMNIFICATION NOTICE. Any failure by an Indemnified Party to give a timely, complete or accurate Third Party Indemnification Notice as provided in this Article VII will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such Third Party Indemnification Notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise adversely affected or damaged as a result of such failure to give a timely, complete and accurate Third Party Indemnification Notice.

         SECTION 7.6. NOTICE OF CLAIMS. In the case of a claim for indemnification other than pursuant to Section 7.4 hereof, upon determination by a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, that it has a claim for indemnification, the Indemnified Party shall deliver notice of such claim (each, an "INDEMNIFICATION NOTICE") to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification under Section 7.2 or Section 7.3 and the Indemnified Party's reasonable estimate of the dollar amount of such claim (the "ESTIMATED INDEMNIFICATION AMOUNT"). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the "DISPUTE NOTICE") that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty (30) day period the Indemnifying Party shall be obligated to pay to the Indemnified Party in the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party.

         In the event that a Dispute Notice is timely given to an Indemnified Party, the parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all legal remedies available under Section 8.5.

                                  ARTICLE VIII.

                            MISCELLANEOUS PROVISIONS

         SECTION 8.1. AMENDMENT AND MODIFICATION; WAIVER OF COMPLIANCE. Neither the Purchaser, on the one hand, nor the Sellers, on the other hand, will be deemed as a consequence of any delay, failure, omission, forbearance or other indulgence of such party: (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement; or (ii) to have modified or amended any of the terms of this Agreement, unless such modification or amendment is set forth in writing and signed by the party to be bound thereby. No single or partial exercise by the Purchaser or the Sellers of any right or remedy will preclude any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other party.

         SECTION 8.2. VALIDITY. If any provision of this Agreement or the application of any such provision to any party hereto or any circumstances relating hereto shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by Law.

         SECTION 8.3. PARTIES IN INTEREST. This Agreement shall not confer upon any other person any rights or remedies of any nature whatsoever.

         SECTION 8.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier to occur of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by facsimile (in each case with receipt verified) as follows:

             (a) If to the Purchaser:

                 Mr. David Nuzzo
                 Vice President - Finance and Administration
                 SL Industries, Inc.
                 520 Fellowship Road, Suite A-114
                 Mt. Laurel, New Jersey 08054
                 Facsimile: (609) 727-1683

                 With a copy to:

                 Thomas J. Freed, Esq.
                 Cummings & Lockwood
                 Four Stamford Plaza
                 107 Elm Street
                 Stamford, Connecticut 06904-0120
                 Facsimile:  (203) 351-4499

             (b) if to the Sellers, to:

                 Todd Products, Inc.
                 c/o Mrs. Kathleen Todd
                 25 Hitching Post Lane
                 Glen Cove, NY 11542
                 Facsimile: (516)    -
                                  --- ----

                 With a copy to:

                 Stuart M. Sieger, Esq.
                 Ruskin Moscou Evans & Faltischek P.C.
                 170 Old Country Road
                 Mineola, New York  11501
                 Facsimile:  (516) 663-6647

; provided that each of the parties hereto shall promptly notify the other parties hereto of any change of address, which address shall become such party's address for the purposes of this Section 8.4.

         SECTION 8.5. GOVERNING LAW; CONSENT TO JURISDICTION.

             (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law principles thereof.

             (b) Except as expressly provided elsewhere in this Agreement, all claims and controversies arising out of or in connection with this Agreement shall be subject to binding arbitration by a panel of three (3) arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). Any arbitration shall occur in New York and any judgment on the award rendered in such arbitration shall be entered in any New York state or federal court having jurisdiction. The prevailing party in any arbitration proceeding hereunder as determined by the arbitrators or in any legal proceedings or actions arising from or in connection with this Agreement shall be entitled to recover reasonable attorneys' fees, costs and expenses and the losing party shall be responsible for payment of the arbitrator's fee(s). Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending hereunder. The parties agree that the arbitrator shall not have the power to award punitive damages.

             (c) The parties recognize and agree that if for any reason any of the obligations contained in Sections 5.2 and 5.7 of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, the other party shall be entitled to specific performance of the terms hereof or thereof, in addition to any other remedy at law or equity and may commence a civil action in any court of competent jurisdiction to obtain such relief. In the event that any action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. A party shall not be required to file an arbitration proceeding in order to commence such a civil action for equitable relief.

         SECTION 8.6. ENTIRE AGREEMENT. This Agreement and the Related Documents embody the entire agreement and understanding of the parties hereto and supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein and therein.

         SECTION 8.7. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, but not later than the Closing Date:

                 (i) by mutual written consent of the Purchaser and the Sellers;

                 (ii) by the Purchaser, in its sole discretion if any of the representations or warranties of any Seller contained herein are not in all material respects true, accurate and complete or if any Seller breaches any covenant or agreement contained herein in any material respect;

                 (iii) by the Purchaser, if any required third party consents of any Seller are not obtained or become unobtainable at no cost to the Purchaser and without any adverse effect on the terms of such third party agreements;

                 (iv) by the Sellers, if any required third party consents of the Purchaser are not obtained or become unobtainable at no cost to the Sellers and without any adverse effect on the terms of such third party agreements;

                 (v) by the Sellers, in its sole discretion, if any of the representations or warranties of the Purchaser contained herein are not in all material respects true, accurate and complete or if the Purchaser breaches any covenant or agreement contained herein in any material respect; or

                 (vi) by either the Purchaser, on the one hand, or the Sellers, on the other hand, if the Closing has not taken place on or before August 31, 1999, unless the failure to consummate the Closing on or prior to such date is solely due to such party's fault.

         8.8. EFFECT OF TERMINATION. In the event of a termination of this Agreement pursuant to Section 8.7, written notice thereof shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the other party hereto, and this

Agreement shall forthwith become void and have no further effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders. Notwithstanding such termination and anything contained to the contrary herein, each party shall have the right to seek all legal remedies available under Section 8.5. Moreover, the provisions of paragraph 9 of the letter of intent by and between the Purchaser and the Parent, dated June 15, 1999, shall survive the termination of this Agreement and remain in full force and effect.

         SECTION 8.9. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that this Agreement may be assigned by the Purchaser to an affiliated corporation or other affiliated entity. Upon any such assignment, such affiliate shall become a party to this Agreement and all references herein to the Purchaser shall refer to such affiliate. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         SECTION 8.10. Option. The Sellers and Oryx, only upon the Closing, hereby grant to Purchaser (or a designee of Purchaser which is an affiliate of Purchaser), for a term of 12 months from the Closing, an option to purchase all of the assets of Oryx for a purchase price of $1,000. The representations, warranties, covenants, indemnification provisions and conditions to closing shall be substantially similar to the provisions set forth herein and shall be set forth in a separate agreement to be executed shortly after exercise of the option. Upon Purchaser notifying the Sellers of its decision to exercise the Option, all parties shall work diligently to effect such sale. If Purchaser fails to exercise the foregoing Option, or otherwise fails to purchase the Oryx assets, through no fault of the Sellers, Purchaser will assume the lease obligations of Oryx for its facility in Reynosa, Temaulipas, Mexico.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.


                                            PURCHASER:

                                            CONDOR D.C. POWER SUPPLIES, INC.

                                            By: /s/ David R. Nuzzo
                                               ---------------------------------
                                               Name:  David R. Nuzzo
                                               Title: Director



                                            SELLERS:

                                            TODD PRODUCTS CORP.

                                            By: /s/ Kathy Todd
                                               ---------------------------------
                                               Name:  Kathy Todd
                                               Title: CEO


                                            TODD POWER CORPORATION

                                            By: /s/ Kathy Todd
                                               ---------------------------------
                                               Name:  Kathy Todd
                                               Title: CEO


FOR PURPOSES OF SECTION 8.10 ONLY

ORYX de MEXICO de C.V.

By: /s/ Kathy Todd
   ----------------------------------
   Name:  Kathy Todd
   Title: CEO


FOR PURPOSES OF SECTIONS 1.4 AND 2.3 ONLY

SL INDUSTRIES, INC.

By: /s/ David R. Nuzzo
   ----------------------------------
   Name:  David R. Nuzzo
   Title: Vice President


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